FOR IMMEDIATE RELEASE

AT JOHNSON OUTDOORS:

PAUL LEHMANN	CYNTHIA GEORGESON
Chief Financial Officer	Corporate Communications
262-631-6600	262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2004 RESULTS

Racine, Wisconsin, November 18, 2004….JOHNSON OUTDOORS INC. (Nasdaq: JOUT) today announced declines in operating profit and earnings on increased net sales driven by military tents for the fiscal quarter ended October 1, 2004 as compared with the comparable quarter in the prior year. Due to the seasonality of the Company’s markets, quarterly net sales are historically slower during the first and fourth fiscal quarters. Fourth quarter operating profits in the Company’s Outdoor Equipment business were offset by sizeable losses in Marine Electronics and Watercraft, and a sharp decline in Diving profitability. Increased net sales, operating profit and earnings for the 2004 fiscal year resulted primarily from strong military tent and Minn Kota® sales.

Fourth Quarter 2004

Total company net sales increased 9.2% for the quarter, driven by the Marine Electronics and Outdoor Equipment business units. The Company’s acquisition of the Humminbird® brand added $5.7 million in net sales to the quarter, while related integration activities had a negative impact on operating profit. Outdoor Equipment showed increased net sales (36.1%) and improved operating profits (42.4%) over the same period in the prior year due to increased military tent sales. Although strong in the 2004 fourth quarter, military tent sales are expected to drop 40% to 50% in fiscal 2005. Soft market conditions resulted in lower sales and a decline in profitability in Diving. A drop in sales and restructuring costs resulted in losses in the Watercraft business unit.

The Company realized a net loss for the fourth quarter of $3.8 million or $0.44 per diluted share compared with a net loss of $3.7 million or $0.43 per diluted share in the comparable period last year. A number of one-time items had a net unfavorable impact on earnings of $0.09 per diluted share. These items included

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(per diluted share): charges related to Watercraft restructuring (-$0.17); litigation related expenses (-$0.07); year-end accounting adjustments (+$0.03); and, recognition of a favorable price modification on military tents (+$0.12).

“Fourth quarter results reflect the variability and unpredictability of our seasonal markets, particularly during times of economic uncertainty, coupled with adverse and unseasonable weather. Continued investment is needed to lessen the impact of soft consumer markets and ensure better, more balanced performance across our portfolio,” observed Helen Johnson-Leipold, Chairman and Chief Executive Officer.

Year-To-Date

Total net sales increased 12.5% over the prior fiscal year due to growth in the Minn Kota® brand (11.1%) and military tent sales (40.8%). Growth in Minn Kota® slowed considerably during the fourth quarter, consistent with the Company’s guidance that the pace of growth in prior fiscal quarters was not sustainable. For the full year, Marine Electronics net sales grew 26.8% over the prior year as a result of above average growth in fishing motors and the addition of the Humminbird® brand. Military tent sales are expected to return to lower historical levels in 2005 as current contracts and emergency orders come to an end. Diving net sales increased slightly (2.6%) as a result of favorable currency exchange throughout the year. Watercraft sales declined 4.9% versus the prior year due in part to soft markets that were further impacted by hurricanes and their aftereffects in the southeast and other parts of the U.S., as well as unseasonably cool temperatures during the year.

Improved operating profit over the prior fiscal year (64.7%) was driven by the performance of two businesses: Marine Electronics and Outdoor Equipment which offset significant losses in the Company’s Watercraft business. Costs associated with a dive computer recall in the prior fiscal year and favorable one-time items in the current year accounted for the year-on-year favorable comparison in operating profit for Diving. From February 20, 2004 through October 1, 2004, a total of $1.5 million in costs were incurred for the evaluation of the outstanding proposal to take the Company private. Earnings of $8.7 million or $0.99 per diluted share increased 60.3% from $5.4 million or $0.63 per diluted share in the prior fiscal year.

“We made the right choice to expand into Marine Electronics with the addition of Humminbird® and to restructure the Watercraft business. We continue to address the challenges in Diving and in balancing the Outdoor Equipment portfolio with the same commitment to strengthen the competitiveness of all of our businesses to ensure sustainable, profitable growth over the long-term,” said Ms. Johnson-Leipold.

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Financial Highlights

Debt-to-total capital stands at 29.4% at year end, well below historical levels. Working capital excluding cash and debt fell $30.8 million during the quarter, moving to its annual low at the end of September. Compared to year ago levels, the increases in Trade Receivables and Inventories primarily reflect the addition of Humminbird® business during the Company’s third fiscal quarter and the impact of currency fluctuation in the Company’s foreign operations. Additional growth in inventory occurred in the Minn Kota® business, which saw fourth quarter revenues fall unexpectedly by 23.4% from last year’s fourth quarter.

“Overall, I’m pleased with our continued success improving asset management,” commented Paul Lehmann, Vice President and Chief Financial Officer. “Most of our businesses ended the year with significantly lower inventories and in most cases, lower accounts receivable. This reflects improving inventory controls and collection efforts in all our operations.”

Webcast

On November 18, 2004 at 11:00 a.m. (EST) the Company will host a conference call to discuss fiscal 2004 fourth quarter and year end results.  The live listen-only webcast may be accessed at Johnson Outdoors’ home page at www.johnsonoutdoors.com as well as through www.fulldisclosure.com.  A replay will be available on the above web sites, or by dialing (800) 642-1687 or (706) 645-9291 and providing confirmation code 1817747.  The replay will be available through November 25, 2004 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Minn Kota®motors; Humminbird® fishfinders; SCUBAPRO® and SnorkelPro; UWATEC® dive equipment; and Eureka!® tents.

Visit Johnson Outdoors online at http://www.JohnsonOutdoors.com.

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are

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considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; unanticipated issues related to the Company’s military tent business; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outstanding litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Financial Tables Follow

JOHNSON OUTDOORS INC. AND SUBSIDIARIES

(thousands, except per share amounts)

Operating Results	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Oct 1 2004	Oct 3 2003	Oct 1 2004	Oct 3 2003
Net sales	$75,572	$69,186	$355,274	$315,892
Cost of sales	47,405	44,581	207,656	187,903

Gross profit	28,167	24,605	147,618	127,989
Operating expenses	32,756	28,201	128,490	116,376

Operating profit (loss)	(4,589)	(3,596)	19,128	11,613
Interest expense, net	1,176	1,044	4,598	4,367
Other expenses (income), net	(299)	659	(206)	(2,456)

Income (loss) before income taxes	(5,466)	(5,299)	14,736	9,702
Income tax expense (benefit)	(1,708)	(1,643)	6,047	4,281

Net income (loss)	$(3,758)	$(3,656)	$8,689	$5,421

Basic earnings (loss) per common share	$(0.44)	$(0.43)	$1.01	$0.64

Diluted earnings (loss) per common share	$(0.44)	$(0.43)	$0.99	$0.63

Diluted average common shares outstanding	8,591	8,476	8,774	8,600

Segment Results
Net sales:
Marine electronics	$16,774	$14,412	$109,778	$86,570
Outdoor equipment	23,019	16,928	90,193	72,786
Watercraft	14,802	16,502	75,964	79,917
Diving	20,857	21,427	80,074	78,012
Other/eliminations	120	(83)	(735)	(1,393)

Total	$75,572	$69,186	$355,274	$315,892

Operating profit (loss):
Marine electronics	$(1,239)	$667	$17,762	$11,993
Outdoor equipment	4,673	3,282	16,365	12,136
Watercraft	(4,853)	(7,703)	(9,787)	(8,983)
Diving	263	2,274	9,949	8,579
Other/eliminations	(3,433)	(2,116)	(15,161)	(12,112)

Total	$(4,589)	$(3,596)	$19,128	$11,613

Balance Sheet Information (End of Period)
Cash and temporary cash investments			$69,572	$88,910
Accounts receivable, net			49,727	43,104
Inventories, net			60,426	50,594
Total current assets			194,641	195,135
Total assets			293,714	277,657
Short-term debt			16,222	9,587
Total current liabilities			75,332	59,618
Long-term debt			50,797	67,886
Shareholders' equity			160,643	144,194

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